UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2014

HIGHER ONE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street

New Haven, CT 06511

(Address of principal executive offices and zip code)

(203) 776-7776

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(d) On August 15, 2014, the Board of Directors (the “Board”) of Higher One Holdings, Inc. (the “Company”) elected Thomas N. Anderson as a class III director with a term expiring at the 2016 annual meeting of stockholders.

In accordance with the Company’s current compensation arrangements for non-employee directors, as described in the Company’s 2014 proxy statement, Mr. Anderson will receive an annual cash retainer of $35,000, pro rated for 2014, and an initial equity grant of 38,510 restricted stock units and 25,091 stock options under the Company’s Amended and Restated 2010 Equity Incentive Plan. The Company will enter into an indemnification agreement with Mr. Anderson in the form provided to other directors of the Company.

Mr. Anderson is a Partner and Co-Founder of MassBay Capital, LLC.  Prior to founding MassBay Capital, LLC, Mr. Anderson served as President and Chief Executive Officer of EducationDynamics and was the President and Chief Executive Officer of Integrity Interactive Corporation. Previously he held executive management positions at the SLM Corporation (formerly Sallie Mae, Inc.), Upromise, Inc., Capital One Financial Corporation and McKinsey & Company. Mr. Anderson holds a bachelor’s degree in mathematics from Dartmouth College and an M.B.A. from Sloan School of Management at Massachusetts Institute of Technology. Mr. Anderson also serves on the boards of Constant Contact, Blue Tarp Financial, and Farm Sanctuary.

Mr. Anderson will replace Charles Moran on the Board.  Mr. Moran resigned from the Board effective August 15, 2014. Mr. Moran’s resignation is not due to a disagreement with the Company or any of its directors regarding the Company’s operations, policies or practices.

(e) On August 15, 2014, the Compensation Committee of the Board approved a grant of cash awards and restricted stock unit awards to certain named executive officers of the Company other than the Chief Executive Officer.

The cash award will vest and be paid 50% on March 31, 2015 and 50% on October 31, 2015, subject to continued employment by the employee through such date. Upon termination of employment by reason of death, by the Company without cause or by the employee for good reason, any unpaid cash award will immediately vest in full and be paid to the employee or, in the case of death, to the decedent’s estate. Upon a termination of employment by the employee by reason of disability, any unpaid cash award will continue to vest and be paid on the scheduled payment dates. Upon any other termination of employment, the employee will forfeit any unpaid portion of the cash award.

The restricted stock unit award will vest and be settled in an equal number of shares of Company common stock 50% on March 31, 2016 and 50% on March 31, 2017, subject to continued employment by the employee through such date. Upon termination of employment by reason of death or disability, by the Company without cause or by the employee for good reason, any unvested restricted stock unit award will immediately vest in full and be settled in shares of Company common stock. Upon any other termination of employment, the employee will forfeit any unvested restricted stock unit award.

The grants made to our named executive officers are set forth below.

Name	Cash Award ($)	Restricted Stock Units (#)
Christopher Wolf, Chief Financial Officer	$327,600	100,128
Casey McGuane, Chief Operating Officer	$302,400	92,426
Robert Reach, Chief Sales Officer	$90,000	83,440

The foregoing summary does not constitute a complete summary of the terms of the cash awards or restricted stock unit awards, and reference is made to the complete text of the Cash Award Agreement and the Restricted Stock Unit

Grant Agreement attached hereto as Exhibit 10.1 and 10.2, respectively. The Agreements are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Cash Award Agreement
10.2	Restricted Stock Unit Grant Agreement
99.1	Press release issued by Higher One on August 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2014

HIGHER ONE HOLDINGS, INC.

By:

       /s/ Marc Sheinbaum

       Marc Sheinbaum

       Chief Executive Officer